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                                                                  Exhibit (b)(2)

[LOGO OF AMERICAN CAPITAL STRATEGIES]                     311 SOUTH WACKER DRIVE
                                                                      SUITE 4550
                                                               CHICAGO, IL 60606
                                                       TELEPHONE: (312) 697-4919
                                                             FAX: (312) 697-4917
                                                 http:/www.American-Capital .com

                                                               December 22, 2000
Mr. James R. Bazet
President and Chief Executive Officer
Cobra Electronics Corporation
6500 West Cortland Street
Chicago, IL  60707

Dear Jim:

Attached is the Term Sheet outlining the financing that American Capital would provide to Cobra for its acquisition of Lowrance Electronics, Inc. As you know, we are very excited about the opportunity to work with you and Cobra. American Capital's Investment Committee, which needs to approve the deal, is well aware of the transaction and enthusiastic about moving forward aggressively towards a closing.

As part of the process, you may show the attached Term Sheet to Lowrance and its advisors. Please give me a call with any questions that you may have.

                                         Very truly yours,

                                         /s/ Mark D. Schindel

                                         Mark D. Schindel
                                         Principal

The undersigned accepts and agrees to the terms of the attached Term Sheet on this 22nd day of December, 2000


/s/ James R. Bazet
-----------------------
James R. Bazet
Chief Executive Officer

MDS/ms
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                       AMERICAN CAPITAL STRATEGIES, LTD.

                             FINANCING TERM SHEET

                                      FOR

                            COBRA ELECTRONICS GROUP

I. GENERAL TERMS
----------------

A.   DATE OF TERM SHEET

     December 22, 2000

B.   ISSUER

     Cobra Electronics Corporation (the "Company")

C.   PURCHASER

     American Capital Strategies, Ltd. ("American Capital")

D.   TOTAL INVESTMENT BY AMERICAN CAPITAL

     1.   SENIOR SECURED SUBORDINATED NOTES
          The "Senior Subordinated Notes" shall total:   $15,000,000

     2.   TOTAL
          The "Total Financing" shall total:             $15,000,000

E.   DEFINITIONS

     1.   NOTES
          The Senior Subordinated Notes shall be referred to as the "Notes."

F.   USE OF PROCEEDS

     To acquire Lowrance Electronics Inc., and the refinance existing debt (the "Transaction").

G.   CLOSING DATE

     The date of the closing is to be determined, but in no event later than February 28, 2001 (the "Close" or "Closing").
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American Capital                                                          Page 2
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II.  SENIOR SUBORDINATED NOTES
------------------------------

A.    AMOUNT                                                        $15,000,000.

B.    MATURITY

      The Senior Subordinated Notes will mature on February 28, 2009 (the "Senior Subordinated Maturity Date").

C.    AMORTIZATION

      Equal monthly payments of principal commencing on the first month following the 5th anniversary of Closing such that the loan is fully repaid on the Senior Subordinated Maturity Date.

D.    INTEREST

      Interest shall be payable monthly in arrears on the first business day of each month 1) in cash at a fixed rate equal to 14 percentage points plus
      2) 4.50 percentage points payable in kind due on the Senior Subordinated Maturity Date. Interest payments shall be computed on the basis of a 360-day year composed of twelve 30-day months, and the actual number of days elapsed.

III. TERMS OF THE NOTES
-----------------------

A.    OPTIONAL PREPAYMENT

      The Company may prepay the Notes in multiples of $100,000.
      Optional prepayments will be applied in inverse order of maturity.
      The Company will pay a prepayment fee in the first year of 4% of the amount prepaid, 3% in the second year, 1% in the third year and will incur no prepayment fee thereafter.

B.    MANDATORY PREPAYMENTS

      Mandatory prepayments of the Notes will be made upon the occurrence of any of the following events:

      1. A change in control, merger, consolidation or similar combination, sale of a material portion of the Company's assets, or other similar transaction; or

      2.    A change in the position of President and Chief Executive Officer.

      Mandatory prepayments will be subject to the same prepayment fees as optional prepayments, in addition to default interest rates if appropriate.
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American Capital                                                          Page 3
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C.   COLLATERAL SECURITY

     The Notes and obligations to repurchase any Company securities owned by American Capital will be secured by a valid security interest in all of the Company's assets, including without limitation all contract rights, real estate, machinery, furniture, fixtures and equipment, capital leases, and receivables of the Company, subordinated only in lien priority to $58,500,000 of Additional Debt (Defined herein).

D.   ADDITIONAL DEBT

     The Company shall have no greater than $20,000,000 of additional term debt (the "Additional Term Debt") and no greater than $36,500,000 of a revolving line of credit (the "RLOC"), and $2,000,000 of capitalized leases on terms acceptable to American Capital (together, the "Additional Debt") at Closing. In addition, documentary letters of credit for approximately $11.0 million will be outstanding at close.

E.   INTER-CREDITOR AGREEMENT

     An Inter-Creditor Agreement between American Capital and any senior lender will, at a minimum, provide American Capital with the cross-acceleration rights, ability to vote its interest in bankruptcy, no pay-over in bankruptcy, no release of liens and a maximum standstill provision of 180 days and will otherwise be acceptable to American Capital.

F.   REPRESENTATIONS AND WARRANTIES

     The documentation for the Total Financing shall contain such representations and warranties as are customary for loans and investments of a similar size and nature, including but not limited to, representations regarding due organization, principal place of business of the Company, litigation, taxes, other debts, leases, information provided, management's background, subsidiaries, identification of management, no material changes, no side agreements, compliance with laws and no brokers, except as noted in III.I.5.

G.   FINANCIAL COVENANTS

     The documentation for the Notes shall contain financial covenants of the Company, including but not limited to:

     1.   Minimum fixed charge coverage ratio;
     2.   Maximum debt to EBITDA ratio;
     3.   Maximum debt to equity ratio; and
     4.   Other financial covenants acceptable to American Capital.

     Such covenants shall be based on the most recent twelve months' pro-forma performance of the combined companies, and shall conform to those of the senior lender.
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American Capital                                                          Page 4
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H.   NEGATIVE COVENANTS

     The documentation for the Notes shall contain negative covenants of the Company, including but not limited to:

     1. No debt except Additional Debt that declines by the amount of scheduled principal payment on the Additional Term Debt (such amount reduced by scheduled principal payments being the "Net Additional Term Debt"). In addition, the Additional Debt may increase further by the PIK interest on the Notes and an increase in the RLOC if such increase would be supported by the advance rates under the revolving line of credit and the standards concerning qualified receivables and inventory existing at Closing;
     2.   No breach of the terms of the Additional Debt;
     3. No changes in the business of the Company other than those consistent with its business as a designer and marketer of consumer electronics products for two-way and mobile communications and as a designer, manufacturer and marketer of sonar and GPS devices;
     4.   No dividends;
     5. No brokerage fees other than fees paid to Mesirow Financial and the advisor to Lowrance;
     6.   No change of location;
     7.   No changes in corporate structure;
     8. No purchases or carrying of "margin securities" with the proceeds of the Total Financing;
     9. No acquisitions with a purchase price of greater than $5 million or sales of corporate assets except those within limits to be negotiated; and
     10. No additional leases, liens and investments except within the amounts defined as Additional Debt documents.

     We would work with the senior lender to conform covenants.

I.   AFFIRMATIVE COVENANTS

     The documentation for the Note will include affirmative covenants of the Company requiring the Company:

     1. To provide monthly financial statements, annual audits (by a "Big Five" auditor), projections, monthly officer certificates, copies of material agency filing and material litigation filings and copies of default notices;
     2.   To hold quarterly board meetings;
     3. To maintain adequate hazard and business interruption insurance and key man life insurance;
     4. To provide a right of first offer to American Capital on any future issuance of subordinated debt (although this does not limit the ability of the Company to solicit alternative arrangements and accept any financing deemed by the Directors, in their sole discretion, to be in the best interests of the Company); and
     5.   To provide access to Company information.

     We would work with the senior lender to conform covenants.

J.   DEFAULTS

     The Notes shall be in default under the following circumstances:

     1. Failure to pay interest and principal when due with respect to any portion of the Total Financing or any other indebtedness of the Company (except trade debt that may be legitimately in dispute);
     2.   Failure to comply with or observe covenants;
     3.   Default under the terms of the Additional Debt;
     4.   Misrepresentation or breach of warranty; and
     5.   Such other defaults as are customary for Notes of a similar nature.

     In default the interest rate on the Notes will increase by 2%.

IV.  DEBENTURE CONVERSION
-------------------------

A.   CONVERSION OPTION

     American Capital will have the right to convert the accumulated PIK interest portion of its Notes into 350,000 shares (equal to 4.5% of the fully diluted ownership at Close) of Common Stock of the Company.

B.   EXPIRATION

     The Conversion Option will expire on the tenth anniversary of the Closing.

C.   EXERCISE DATE

     The Conversion Option will be exercisable any time after the third anniversary of the Closing.

D.   PUT RIGHT

     American Capital may deliver for mandatory redemption by the Company any Common Shares received in exchange for its PIK interest at any time after the earlier to occur of:

     1.   The fifth anniversary of Closing;
     2.   Sale of the Company or a material portion of its assets; or
     3.   Repayment in Full of the Notes.

     The put right can only be exercised if the average daily volume for the 10 days prior to its exercise is less than 125,000 shares.
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American Capital                                                          Page 6
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E.   PUT PRICE

     The put price (the "Put Price") shall be the Fair Market Value (as described herein) of the Common Shares on the date of the put (the "Put Date").

F.   PUT PAYMENT METHOD

     The Put Price will be paid in cash. The payment will be made no later than 90 days after the Put Date.

G.   NOTE REPAYMENT OPTIONS

     Upon repayment or prepayment of the Notes, American Capital will have three options pertaining to the disposition of the PIK interest accumulated thereon:

     1.   American Capital may receive payment of the PIK interest in cash;
     2. American Capital may receive 350,000 shares of Common Stock of the Company; or
     3. American Capital may rollover the accumulated PIK interest into a new senior subordinated note bearing interest at a rate equal to the then Prime Rate plus 1.5%. Such note will retain the right to be converted into 350,000 shares of common stock until the Expiration Date.

V. OTHER EQUITY TERMS
---------------------

A.   BOARD RIGHTS

     American Capital will receive Board of Directors ("BOD") meeting attendance privileges and rights to receive all information normally provided to Directors and will receive reimbursement of reasonable out of pocket expenses. American Capital agrees to comply with all "blackout" dates observed by the Directors and other Company insiders.

     The BOD shall mean the boards of directors of the Company and all subsidiaries of the Company.

B.   TRANSFERABILITY

     The Notes, Common Shares, or the interest in such securities provided by this Term Sheet, will be freely transferable (subject to federal securities laws), at the Closing or subsequent to the Closing.

C.   AUTHORIZED SHARES

     For the life of the Notes, the Company shall maintain shares of Common
     Stock in reserve sufficient for the exercise of the Conversion Option.
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American Capital                                                          Page 7
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D.   SHAREHOLDERS' AGREEMENT

     1. The CEO will agree to a 5 year lockup agreement subject to developing a plan that affords the CEO the ability to exercise his existing options.
     2. A sale of shares by the CEO (other than a sale consistent with the plan discussed herein) would trigger the American Capital put right.

E.   REGISTRATION RIGHTS

     American Capital will have the right to registration of its shares.

F.   ANTI-DILUTION RIGHTS

     The Conversion Rights and Common Stock will include anti-dilution rights that provide appropriate adjustments to reflect:

     1.   Dividends and other distributions in respect of the Common Stock;
     2.   Below-market stock, warrant and option issuances; and
     3. Issuances to, and purchases of Company stock by, employee benefit plans.

G.   PRE-EMPTIVE RIGHTS

     The Conversion Rights and Common Stock will include pre-emptive rights that will allow American Capital to purchase its pro-rata share of securities in the event of any sale of the Company's equity securities, except as part of a merger or acquisition transaction.

H.   FAIR MARKET VALUE

     "Fair Market Value" will be the fair market value of a security, as determined by one of the following:

     1. In the event the Company is no longer public, an independent third party valuation by either Houlihan, Lokey, Howard and Zukin, Duff & Phelps or Willamette Management Associates (the choice of one of the three will be made by the Company), determined on a control premium basis, without consideration for lack of liquidity due to a minority interest;
     2.   Sale of the Company; or
     3. The average public trading price during the ten business day period immediately preceding the determination of Fair Market Value.

VI. OTHER TERMS
---------------

A.   CONDITIONS PRECEDENT

     Purchase of the Notes will be subject to various conditions precedent customary for transactions of this size and nature, including but not limited to:

     1.   Satisfactory completion of business, legal and accounting due diligence;
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American Capital                                                          Page 8
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     2.   Execution of definitive agreements, instruments and documents related to the definitive acquisition agreement between the parties, satisfactory in form and substance to American Capital in its sole discretion;
     3. Execution of definitive agreements, instruments and documents related to Additional Debt, Notes, and Common Stock, satisfactory in form and substance to American Capital in its sole discretion;
     4. Review and acceptance of employment agreements with Jim Bazet, Tony Mirabelli, Darrell Lowrance, and Ron Weber.;
     5. The absence of any material adverse change in the business or financial condition of the Company; the Seller's business; or the capital markets from the date of this Term Sheet until the Closing;
     6. Satisfactory completion of the credit approval process of American Capital;
     7.   The Company having no less than $65,100,000 of working capital
          (defined as current assets less current liabilities, whereby the current liabilities exclude the revolver portion thereof) at Closing; and
     8.   The Company having no less than $47,000,000 of equity at Closing.

B.   PROCESSING FEE

     1.   TERM SHEET PROCESSING FEE

          The Company shall pay American Capital a processing fee of 0.5% of the Total Financing upon the acceptance of an American Capital term sheet (the "Term Sheet Processing Fee").

     2.   CLOSING PROCESSING FEE

          The Company shall pay American Capital a processing fee at Closing (the "Closing Processing Fee") of the following percentages less the Term Sheet Processing Fee previously paid to American Capital:

          a.  SENIOR SUBORDINATED NOTE        3.0%

C.   EXPENSES

     American Capital shall be reimbursed for all reasonable out-of-pocket expenses incurred prior to and at the Closing including, but not limited to, legal, environmental (including phase I, compliance audits and phase II reports, when indicated), appraisal, consulting, research, duplication, background investigations and travel expenses whether or not the transactions contemplated herein are consummated. American Capital agrees to use its best efforts (where it is not in conflict with its own interests) to coordinate the use of outside services with the Senior
     Lenders so as to limit the expenses incurred by the Company.
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American Capital                                                          Page 9
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     1.   TERM SHEET EXPENSE DEPOSIT

          The Company shall pay American Capital an expense deposit of 0.2% of the Total Financing upon the acceptance of an American Capital term sheet (the "Term Sheet Expense Deposit").

D.   EXCLUSIVITY

     This Term Sheet is confidential and may not be shown or disclosed by the Company (or any broker or other agent of the Company) without the prior written consent of American Capital.

     For a period of 90 days following your acceptance of this Term Sheet, the Company shall not (nor will it permit its officers, directors, agents, representatives or affiliates to), directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal to make an investment, loan or other commitment of capital for the Company with the effect of reducing or eliminating the financing covered by this Term Sheet.

E.   PROCEDURAL TERMS

     This Term Sheet is not a commitment to make an investment, rather, upon your acceptance of this Term Sheet and payment of the required fees and deposit, this Term Sheet will evidence the agreement of American Capital to commence in good faith its due diligence and its internal financing approval process, and will evidence the Company's agreement to pay and reimburse American Capital as provided herein, whether or not any financing is ultimately consummated. American Capital will not be under any obligation to consummate the proposed financing until such time as the foregoing conditions have been satisfied. American Capital recognizes the time sensitive nature of this Transaction and agrees to use its best efforts to complete as quickly as possible its due diligence and internal review process. American Capital further agrees to inform the Company immediately if it chooses not to proceed with the transaction or believes that the terms need to be revised in any way.

F.   STANDSTILL

     Without prior approval of the Board of Directors of the Company, American Capital will not, directly or indirectly, acquire or agree to acquire, by purchase or otherwise, any Voting Stock or Convertible Securities if after such acquisition the total combined Voting Power of the Voting Stock owned by the Lender would exceed 4.75% of the total combined Voting Power of the Outstanding Voting Stock on such date.

     American Capital shall not, without prior approval of the Board of
     Directors of the Company, (i) solicit proxies with respect to any Voting Stock or Convertible Securities, or become a "participant" in any "solicitation" (as such terms are used in Rule 14a-11 under the Exchange
     Act) relating to the election of directors of the Company; or (ii) join a partnership, limited partnership, syndicate or other "Group", or otherwise act in concert with any Person or Group for the purpose of acquiring, holding, voting or disposing of Outstanding Capital Voting Stock.
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American Capital                                                         Page 10
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G.   TERMINATION

     Except for the obligation of the Company to reimburse American Capital for its fees and expenses under Paragraph C and the obligations of the Company under the exclusivity provisions of Paragraph D, as provided above (which obligations will survive the expiration of this Term Sheet), this Term Sheet automatically will expire and be of no further force or effect as of December 24, 2000 (the "Termination Date") or upon the occurrence of any of the following events:

     1. The Company fails to accept this Term Sheet in accordance with the procedure set forth above;
     2. Prior to any such acceptance, American Capital notifies the Company that this Term Sheet is withdrawn;
     3. American Capital notifies the Company that the results of its due diligence are unsatisfactory;
     4. American Capital notifies the Company that it has not obtained internal approval of the financing upon the terms and conditions set forth herein or due to capital restraints; or
     5.   Exclusivity expires and the Company elects to terminate the agreement.